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                                                                      Exhibit 23

                          INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in Registration Statement Nos. 333-41226, 333-41224, 333-72927, 333-56331, 333-76324 and 333-51959 each on Form
S-8 and Registration Statement Nos. 333-54648, 333-50098, 333-43130, 333-37988
and 333-35412 each on Form S-3 of American Tower Corporation of our report dated February 24, 2003, which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended and Statement of Financial Accounting Standard No. 142, "Goodwill and Other Intangible Assets", appearing in this Annual Report on Form 10-K of American Tower Corporation for the year ended December 31, 2002.

/s/  DELOITTE & TOUCHE LLP
Boston, Massachusetts
March 21, 2003